SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2004

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

0-3400
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Item 9. Regulation FD Disclosure.

See Item 12.    Results of Operations and Financial Condition.

Item 12. Results of Operations and Financial Condition.

On July 26, 2004, Tyson Foods, Inc. (the "Company") issued a press release announcing its unaudited results of operations for the third quarter ending June 26, 2004.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

The Company's conference call relating to the press release includes certain non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings per share and other GAAP measures of operating performance that exclude or include the effect of the closings of selected operations, BSE-related charges, litigation settlements and other similar events.  The Company's management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company's operations.  Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.  The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

In accordance with general instructions B.2 and B.6 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 9 and 12 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: July 26, 2004	By: /s/ Steven Hankins
Name: Steven Hankins
Title: Executive Vice President and
Chief Financial Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated July 26, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated July 26, 2004

EXHIBIT 99.1

July 26, 2004

Media Contact: Ed Nicholson, 479-290-4591
Investor Contact: Louis Gottsponer, 479-290-4826

TYSON REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

Springdale, Arkansas-July 26, 2004 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.45 diluted earnings per share for the third fiscal quarter ended June 26, 2004, compared to $0.23 diluted earnings per share in the same quarter last year.  Third quarter 2004 sales were $6.6 billion compared to $6.3 billion for the same period last year. Operating income was $323 million compared to $201 million and earnings were $161 million compared to $79 million for the same period last year.

Pretax earnings for the third quarter of fiscal 2003 included $42 million, or $0.08 per diluted share, received in conjunction with vitamin antitrust litigation, which was partially offset by $19 million of accruals, or $0.03 per diluted share, related to the closing of our Berlin, Maryland poultry operation and $10 million of charges, or $0.02 per diluted share, related to the impairment of an equity interest in a live swine operation.  The combined effect increased diluted earnings per share by $0.03.

Diluted earnings per share for the nine months of fiscal 2004 were $0.94 compared to $0.54 in the same period last year.  Sales for the nine months of fiscal 2004 were $19.3 billon compared to $18.0 billion for the same period last year.  Operating income for the nine months of fiscal 2004 was $747 million compared to $529 million and earnings were $337 million compared to $190 million for the same period last year.

Pretax earnings for the nine months of fiscal 2004 included $40 million of costs, or $0.07 per diluted share, related to poultry and prepared foods plant closings, and $61 million of costs, or $0.11 per diluted share of BSE-related charges.

Pretax earnings for the first nine months of fiscal 2003 included $164 million, or $0.30 per diluted share, received in connection with vitamin antitrust litigation, which was partially offset by $66 million of costs, or $0.12 per diluted share, related to the closing of poultry operations in the first and third quarters of fiscal 2003 and $10 million of charges, or $0.02 per diluted share, related to the impairment of an equity interest in a live swine operation.  The combined effect increased diluted earnings per share by $0.16.

John Tyson, chairman and CEO, said, "I am very proud of our people and what we accomplished this quarter.  We generated record sales and net income  in spite of higher grains, raw material costs and limited access to export markets.  Our pricing and mix of value added products improved, and our strong cash flow put us on target to reach the lower end of our debt goal by the end of the fiscal year."

At this time, the Company expects fiscal 2004 diluted earnings per share in the range of $1.20 to $1.30.

TYSON FOODS, INC.
News Release
July 26, 2004

Third Quarter Segment Review (In millions)

	Three Months Ended
	Sales June 26, 2004	Sales June 28, 2003	Sales Change	Sales Percentage Change	Volume Change	Average Sales Price Change
Chicken	$2,120	$1,877	$243	12.9%	(0.2%)	13.2%
Beef	2,973	3,147	(174)	(5.5%)	(11.1%)	6.3%
Pork	828	631	197	31.2%	8.2%	21.4%
Prepared Foods	698	658	40	6.1%	(2.1%)	8.4%
Other	15	17	(2)	(11.8%)	N/A	N/A
Total	$6,634	$6,330	$304	4.8%	(3.6%)	8.8%

	Three Months Ended
	Operating Income June 26, 2004	Operating Income June 28, 2003	Operating Income Change	Operating Margin June 26, 2004	Operating Margin June 28, 2003
Chicken	$145	$47	$98	6.8%	2.5%
Beef	118	78	40	4.0%	2.5%
Pork	34	8	26	4.1%	1.3%
Prepared Foods	7	10	(3)	1.0%	1.5%
Other	19	58	(39)	N/A	N/A
Total	$323	$201	$122	4.9%	3.2%

Chicken segment sales increased in the third quarter of fiscal 2004, compared to the same period last year.  Foodservice chicken sales increased 13.0%, retail chicken sales increased 13.1% and international chicken sales increased 10.7%.  Excluding plant closing related accruals of $19 million recorded in the third quarter of fiscal 2003, operating income increased $79 million. The sales and operating income increases are primarily due to higher market prices, higher average selling prices and improved operating efficiencies.  Additionally, operating income for the quarter was negatively impacted by an approximate $90 million increase in grain costs, compared to the prior year, partially offset by a $44 million net benefit from the Company's on-going commodity risk management activities related to grain purchases.  The increase in the Company's domestic Chicken segment sales volumes were offset by decreased international sales volumes due to the continued import restrictions by various countries caused by the avian influenza outbreaks in the United States.

Beef segment sales decreased in the third quarter of fiscal 2004, compared to the same period last year.  Domestic fresh meat beef sales increased 1.4%, international beef sales decreased 43.5% and case-ready beef sales increased 13.1%.  Operating income for the quarter benefited $44 million, as compared to $4 million for the same quarter last year, on open mark-to-market positions as of June 26, 2004, from the Company's on-going commodity risk management activities related to its fixed forward boxed beef sales and also benefited from increased volumes and margins at our Lakeside operation in Canada.

Pork segment sales increased in the third quarter of fiscal 2004, compared to the same period last year, as domestic fresh meat pork sales increased 28.3%, international pork sales increased 64.9%, case-ready pork sales increased 26.0% and live swine sales increased slightly.  The increase in the Pork segment's operating income was due to higher average selling prices as pork benefited from stronger international markets and operating efficiencies due to increased volume year over year, more than offsetting increases in live costs.

Prepared Foods segment sales increased in the third quarter of fiscal 2004, compared to the same period last year, as foodservice prepared foods sales increased 10.6%, international prepared foods sales increased 2.5% and retail prepared foods sales increased 1.5%.  Sales increases caused by higher average selling prices were more than offset by increased raw material prices, declines in volumes and operating inefficiencies caused by reduced capacity utilizations.

Other segment operating income decreased primarily due to settlements of $42 million received in the third quarter of fiscal 2003 related to vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
July 26, 2004

Nine Months Segment Review (In millions)

	Nine Months Ended
	Sales June 26, 2004	Sales June 28, 2003	Sales Change	Sales Percentage Change	Volume Change	Average Sales Price Change
Chicken	$6,081	$5,500	$581	10.6%	0.4%	10.1%
Beef	8,803	8,652	151	1.7%	(11.7%)	15.2%
Pork	2,296	1,822	474	26.0%	5.9%	18.9%
Prepared Foods	2,070	1,960	110	5.6%	(0.9%)	6.6%
Other	42	43	(1)	(2.3%)	N/A	N/A
Total	$19,292	$17,977	$1,315	7.3%	(3.7%)	11.4%

	Nine Months Ended
	Operating Income June 26, 2004	Operating Income June 28, 2003	Operating Income Change	Operating Margin June 26, 2004	Operating Margin June 28, 2003
Chicken	$450	$105	$345	7.4%	1.9%
Beef	87	131	(44)	1.0%	1.5%
Pork	117	56	61	5.1%	3.1%
Prepared Foods	33	46	(13)	1.6%	2.3%
Other	60	191	(131)	N/A	N/A
Total	$747	$529	$218	3.9%	2.9%

Chicken segment nine months sales increased, compared to the same period last year, as foodservice chicken sales increased 8.3%, retail chicken sales increased 13.1% and international chicken sales increased 14.0%.  Excluding plant closing related accruals of $13 million and $66 million recorded in the nine months of fiscal 2004 and 2003, respectively, operating income increased $292 million.   The sales and operating income increases are primarily due to higher market prices, higher average selling prices and improved operating efficiencies.  Additionally, operating income benefited from the Company's on-going commodity risk management activities related to grain purchases by $147 million, partially offset by approximately $133 million of increased grain costs.  The increase in the Company's domestic Chicken segment sales volumes were offset by decreased international sales volumes due to the continued import restrictions by various countries caused by the avian influenza outbreaks in the United States.

Beef segment nine months sales increased compared to the same period last year, as domestic fresh meat beef sales increased 6.9%, international beef sales decreased 26.4% and case-ready beef sales increased 17.6%.  Operating income decreased primarily due to BSE-related charges of $61 million recorded in the first quarter of fiscal 2004.  This decrease was partially offset by benefits of $44 million, as compared to $4 million for the same period last year, on open mark-to-market positions as of June 26, 2004, from the Company's on-going commodity risk management activities related to its fixed forward boxed beef sales and from increased volumes and margins at our Lakeside operation in Canada.

Pork segment nine months sales increased compared to the same period last year, as domestic fresh meat pork sales increased 22.2%, international pork sales increased 67.1%, case-ready pork sales increased 30.5% and live swine sales decreased 27.5%.  The increase in the Pork segment's operating income was due to higher average selling prices as pork benefited from stronger international markets and production efficiencies due to increased volume year over year, more than offsetting increases in live costs.

Prepared Foods segment nine months sales increased compared to the same period last year, as foodservice prepared foods sales increased 11.5%, international prepared foods sales increased 18.6% and retail prepared foods sales decreased 1.3%.  Excluding plant closing costs of approximately $27 million recorded in fiscal 2004, operating income was $60 million and 2.9% of sales.  The increase is primarily due to higher average selling prices, partially offset by increased raw material prices and decreased volumes.

Other segment operating income decreased primarily due to settlements of $164 million received in fiscal 2003 related to vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
July 26, 2004

 Tyson Foods operates in five business segments: Chicken, Beef, Pork, Prepared Foods and Other. The Company measures segment profit as operating income.

The Chicken segment is primarily involved in the processing of live chickens into fresh, frozen and value-added chicken products sold through domestic food service, domestic food retailers, wholesale club markets that service small foodservice operations, small businesses and individuals, as well as specialty and commodity distributors who deliver to restaurants, schools and international markets throughout the world. The Chicken segment also includes sales from allied products and the chicken breeding stock subsidiary.

The Beef segment is primarily involved in the processing of live fed cattle and fabrication of dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. It also involves deriving value from allied products such as hides and variety meats for sale to further processors and others. The Beef segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. Allied products are also marketed to manufacturers of pharmaceuticals and technical products.

The Pork segment is primarily involved in the processing of live market hogs and fabrication of pork carcasses into primal and sub-primal cuts and case-ready products.  This segment also represents the Company's live swine group and related allied product processing activities. The Pork segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. It also sells allied products to pharmaceutical and technical products manufacturers, as well as live swine to pork processors.

 Prepared Foods segment includes the Company's operations that manufacture and market frozen and refrigerated food products.  Products include pepperoni, beef and pork toppings, pizza crusts, flour and corn tortilla products, appetizers, hors d'oeuvres, desserts, prepared meals, ethnic foods, soups, sauces, side dishes, specialty pasta and meat dishes as well as branded and processed meats.  The Prepared Foods segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains.

 The Other segment includes the logistics group and other corporate activities not identified with specific protein groups.

TYSON FOODS, INC.
News Release
July 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 26,	June 28,	June 26,	June 28,
	2004	2003	2004	2003

Sales	$6,634	$6,330	$19,292	$17,977
Cost of Sales	6,084	5,892	17,863	16,759
	550	438	1,429	1,218
Selling, General and Administrative	226	218	642	623
Other Charges	1	19	40	66

Operating Income	323	201	747	529
Other (Income) Expense:
Interest	67	69	208	219
Other	(2)	9	4	15

Income Before Income Taxes	258	123	535	295

Provision for Income Taxes	97	44	198	105

Net Income	$161	$79	$337	$190

Weighted Average Shares Outstanding:
Basic	345	345	345	346
Diluted	358	351	357	352

Earnings Per Share:
Basic	$0.46	$0.23	$0.97	$0.55
Diluted	$0.45	$0.23	$0.94	$0.54

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.120	$0.120
Class B	$0.036	$0.036	$0.108	$0.108

Sales Growth	4.8%	7.3%	7.3%	2.1%

Margins: (Percent of Sales)
Gross Profit	8.3%	6.9%	7.4%	6.8%

Operating Income	4.9%	3.2%	3.9%	2.9%

Net Income	2.4%	1.2%	1.7%	1.1%

Effective Tax Rate	37.8%	35.5%	37.1%	35.5%

TYSON FOODS, INC.
News Release
July 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	(Unaudited)
	June 26, 2004	September 27, 2003
Assets
Current Assets:
Cash and cash equivalents	$51	$25
Accounts receivable, net	1,247	1,280
Inventories	2,076	1,994
Other current assets	166	72
Total Current Assets	3,540	3,371
Net Property, Plant and Equipment	3,984	4,039
Goodwill	2,561	2,652
Other Assets	452	424
Total Assets	$10,537	$10,486

Liabilities and Shareholders' Equity
Current Liabilities:
Current debt	$538	$490
Trade accounts payable	905	838
Other current liabilities	1,188	1,147
Total Current Liabilities	2,631	2,475
Long-Term Debt	2,785	3,114
Deferred Income Taxes	682	722
Other Liabilities	183	221
Shareholders' Equity	4,256	3,954
Total Liabilities and Shareholders' Equity	$10,537	$10,486

TYSON FOODS, INC.
News Release
July 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Periods Ended
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 26,	June 28,	June 26,	June 28,
	2004	2003	2004	2003
Cash Flows From Operating Activities:
Net income	$161	$79	$337	$190
Depreciation and amortization	121	110	359	338
Plant closing-related charges	(1)	12	28	34
Deferred income taxes and other	25	48	(11)	48
Net changes in working capital	(61)	(120)	77	(191)

Cash Provided by Operating Activities	245	129	790	419

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(115)	(147)	(346)	(329)
Proceeds from sale of assets	7	12	20	23
Investment in marketable debt securities	(89)	-	(89)	-
Net changes in other assets and liabilities	5	(30)	(16)	7

Cash Used for Investing Activities	(192)	(165)	(431)	(299)

Cash Flows From Financing Activities:
Net change in debt	(62)	84	(281)	3
Purchases of treasury shares	(11)	(3)	(49)	(32)
Dividends	(14)	(14)	(41)	(41)
Stock options exercised and other	15	-	37	(2)

Cash Provided by (Used for) Financing Activities	(72)	67	(334)	(72)

Effect of Exchange Rate Change on Cash	-	(2)	1	1

Increase (Decrease) in Cash and Cash Equivalents	(19)	29	26	49

Cash and Cash Equivalents at Beginning of Period	70	71	25	51

Cash and Cash Equivalents at End of Period	$51	$100	$51	$100

TYSON FOODS, INC.
News Release
July 26, 2004

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef and pork and the second largest food company in the Fortune 500. Tyson Foods produces a wide variety of brand name protein-based and prepared food products marketed in the United States and more than 80 countries around the world. Tyson Foods is the recognized market leader in the retail and foodservice markets it serves. The Company has approximately 120,000 team members and 300 facilities and offices in 26 states and 22 countries.

A conference call to discuss the Company's financial results will be held at 8 a.m. Central (9 a.m. Eastern) today. To listen live via telephone, call 888-552-9483. A pass code and the leader's name will be required to join the call. The pass code is Tyson Foods and the leader's name is Louis Gottsponer. International callers dial 210-234-8000. The call also will be webcast live on the Internet at http://www.tysonfoodsinc.com/IR/publications/confcall.asp. A telephone replay will be available until August 26 at 6 p.m. Eastern at 866-397-1432. International callers dial 203-369-0539.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to expected earnings and debt levels.  These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) changes in the availability and relative costs of labor and contract growers; (iii) operating efficiencies of facilities; (iv) market conditions for finished products, including the supply and pricing of alternative proteins; (v) effectiveness of advertising and marketing programs; (vi) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (vii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (viii) risks associated with effectively evaluating derivatives and hedging activities; (ix) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (x) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xi) adverse results from on-going litigation; (xii) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; and (xiii) the effect of, or changes in, general economic conditions. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial information, such as this news release, as well as other historical data and current Company information can be accessed from the Company's web site at www.tysonfoodsinc.com.